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                                                                   EXHIBIT 10.19

Standard Manufacturing Agreement
Solectron Confidential

                        STANDARD MANUFACTURING AGREEMENT



Solectron de Mexico ("Solectron") whose principal place of business is located at Prol. Lopez Mateos Sur 2915 Km. 6.5 Tlajomulco de Zuniga, Jalisco 45640 MEXICO and Novatel Wireless Inc. ("Customer") whose principal place of business is located at Suite 110, 9360 Towne Center Drive, San Diego, California, U.S.A. 92121, in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, hereby agree as follows:



1.0    PRECEDENCE:

1.1 This Agreement is intended by Solectron and Customer (the "Parties") to operate as a basic set of operating conditions regarding their respective business relationship. Product specific requirements along with specific business terms and conditions will be mutually agreed to and documented by an addendum to this Agreement.

1.2 It is the intent of the Parties that this Agreement, including the Non-Disclosure Agreement between the Parties referenced herein, and its addenda set forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions and arrangements between them, and shall prevail over the terms and conditions of any purchase order, acknowledgment form or other instrument.

1.3 This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The Parties agree this Agreement, including the Non-Disclosure Agreement, and its addenda may not be modified except in writing signed by both Parties.


2.0    TERM

2.1 This Agreement shall commence on the effective date, August 8, 2000, and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either Party requests in writing, at least ninety (90) days prior to the anniversary date, that this Agreement not be so renewed.



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3.0    PRODUCT FORECAST AND PURCHASE ORDERS

3.1 It is agreed that Customer will provide Solectron, on a monthly basis, a rolling twelve (12) month forward-looking, non-binding Product Forecast. This section, as appropriate, may be modified in an addendum to reflect specific Product requirements. Such Product Forecasts do not represent any commitment by Customer to purchase any Products. Solectron may use such Product Forecasts for internal material planning requirements only.

3.2 Customer agrees to provide Solectron with Purchase Orders for finished Products twelve (12) weeks in advance of delivery (or as otherwise provided by an addendum). Such Purchase Orders will be deemed immediately accepted by Solectron provided the Purchase Orders do not deviate more than ten percent (10%) from the Product Forecasts.


3.3 Upon the basis of the Purchase Orders and Product Forecasts referred to in Sections 3.1 and 3.2, Solectron shall develop and deliver to Customer a master production schedule ("MPS") for a twelve month period as follows:

       (a) the MPS will define the master plan upon which Solectron will base it's procurement activities, internal capacity projections and commitments to Customer hereunder;

       (b) Solectron will use the Product Forecasts and Purchase Orders referred to in Sections 3.1 and 3.2 to generate the three months of the MPS; and

       (c) Solectron will use the Product Forecasts referred to in Section 3.1 to generate the following nine months of the MPS.

       The current Solectron MPS will be provided to the Customer the first working day of every month during the term of this Agreement.

3.4 Solectron will place orders to suppliers of components within a reasonable period prior to the anticipated date that the same are needed. On the first working day of each month, Solectron will provide to Customer the current lead-times by part number for all parts used in the Customer assemblies. For turnkey parts, Solectron will be the primary contact for all aspects of supplier evaluation, selection, process qualification, contract negotiation, cost reduction, performance management, cycle time/flexibility improvement, quality problem resolution, quarterly supplier reviews, and MRP/PO execution. Any such component supplier shall be made aware that the ultimate end-user of any such components is Customer and Customer shall be made aware of the identity of any such component supplier.

3.5 Solectron will provide a report containing quantity and financial exposure of components to be utilized for Customer. The turnkey components procured by



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       Solectron, will not be shown to Customer in detail in order to honor the relationship between suppliers, and other customers but Customer shall be provided with any reasonably necessary information with regard to such turnkey components or their suppliers.

3.6 Those components with on hand inventory greater than 2 months of the Customer Product Forecast will be considered excess inventory. The caring charge for excess inventory will be 2% on a monthly basis, upon notification to and verification by Customer. Customer shall pay charges net 30 ( thirty) days.

3.7 Any Customer initiated reschedule or cancellation that results in unconsumed inventory after ninety (90) days will result in a 2% carrying charge on the inventory balance after ninety (90) days. Upon Customer request, Solectron shall undertake reasonable efforts to cancel all applicable component Purchase Orders and reduce component inventory through return for credit programs or allocate components for alternate programs to minimize charges to Customer. If a reschedule results in an inventory balance after 90 days, Customer and Solectron will pursue alternatives for inventory disposition, including sale of components, purchase of components by Customer or other commercially available disposition techniques.

3.8 Within one hundred twenty (120) days after expiration or any termination of this Agreement, Customer may purchase from Solectron such quantity of the Products as the Customer deems necessary for its future requirements by placing non-cancelable orders with Solectron with delivery dates to be mutually agreed upon by the Parties.



4.0    MATERIAL PROCUREMENT

4.1 In order to meet Customer's Purchase Order and Product Forecast requirements and additional agreed upon flexibility requirements, Solectron is authorized to purchase materials and make commitments to suppliers using standard purchasing practices including, but not limited to, acquisition of material recognizing ABC order policy from Solectron, and Solectron's supplier imposed minimum order quantities. Such materials should not exceed those reasonably necessary to meet the Purchase Order and Product Forecast requirements under Section 3 of this Agreement or any addendum relating thereto. Customer recognizes its financial responsibility for the material purchased by Solectron on behalf of Customer.

4.2 In the event where the Customer cancels any Purchase Orders, the Customer and Solectron agree to the following cancellation terms:



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
        # DAYS FROM THE
         DAY OF NOTICE                          CUSTOMER CANCELLATION LIABILITY:
         -------------                          --------------------------------
           0 - 30 days              The Customer is liable for 100% of the purchase price of
                                    Products scheduled to be delivered within 0-30 days of
                                    the date of cancellation.

           31 - 60 days             The Customer is liable for the actual cost of all
                                    materials in Solectron's inventory and/or on-order which
                                    have published lead times of 31-60 days and which are
                                    related to the Products, as well as any Customer-unique
                                    materials in Solectron's inventory.

           61+ days                 The Customer may cancel any orders scheduled greater
                                    than sixty (60) days from the date of cancellation
                                    without liability except for custom inventory approved
                                    by the Customer.

       Cancellation liability shall not apply to orders which are rescheduled by Customer and Solectron, or which are otherwise subject to cancellation charges. Furthermore, any liability is subject to Solectron's efforts to minimize such charges to the Customer pursuant to Sections 3.7 and 4.3 of this Agreement. Additionally, in determining actual cost to Solectron of components, Solectron shall provide any information reasonably requested by Customer in this regard.

4.3 Solectron shall undertake reasonable commercial efforts to cancel all applicable component Purchase Orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable. It is the goal of both Customer and Solectron to implement VMI programs wherever possible to achieve the cost and lead-time objectives.


5.0    PRICE REVIEWS

5.1 Solectron and Customer will meet every three (3) months during the term of this Agreement to review pricing and determine whether any price increase or decrease is required. Any price change shall apply only to Purchase Orders issued after the effective date of such price change. If changes in the market break a guard band of two percent (2%) over or under the negotiated quarterly price, the cost review shall take place immediately.

5.2 The Customer is responsible for (a) any expediting charges reasonably necessary because of a change in Customer requirements not conforming to mutually agreeable flexibility terms; and (b) any reasonable overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process which is caused by (1) Customer's material changes in the Product Specifications; or (2) Customer's failure to provide sufficient quantities



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       or a reasonable quality level of consigned material where applicable to sustain the production schedule.

5.3 The price of Products to the Customer may be increased by Solectron if Solectron can demonstrate that the market price of fuels, materials, raw materials, equipment, labor and other production costs, increase beyond normal variations in pricing and (b) the Parties agree to the increase after good faith negotiation.

5.4 Solectron agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of components, obtaining alternate sources of materials, negotiation of preferred terms with component suppliers, redefinition of Product Specifications, and improved assembly or test methods. On a Quarterly basis, Solectron agrees to target cost reductions of the standard cost of the bill of materials spent, for all Customer Products manufactured at Solectron. Upon implementation of cost reductions initiated by Solectron, Solectron will receive one-hundred percent (100%) of the demonstrated cost reduction for the first quarter after which such cost reductions are initiated; fifty percent (50%) for the second quarter after which such cost reductions are initiated; and after which time the Customer will receive one hundred percent (100%) of the demonstrated cost reductions. The Customer will receive one hundred percent (100%) of demonstrated cost reductions initiated by the Customer immediately upon implementation, and in consideration of the on hand inventory and on order inventory that can not be affected by the cost reduction. In those cases where the Customer requires an immediate implementation, the Customer will buy down the purchase price variance on control parts for on hand inventory and on order inventory that can not be affected by the cost reduction.

5.5 Every quarter, Solectron will send a report to Customer demonstrating to Customer items that were bought over or under the standard price for such items with a previous authorization from Customer. The Customer is obligated to pay any added variance through a Purchase Order upon receipt and after review of the report, but any additional cost shall be netted against any favorable variances to Customer which have arisen during the same quarter.


6.0    DELIVERY

6.1 Time is of the essence with regard to the delivery of Products by Solectron. Therefore, Solectron will target 100% on time delivery, defined as shipment of Product by Solectron within a window of three (3) days early and zero days late (of acknowledged date).

6.2    The FOB point is ex factory.

6.3 Upon learning of any potential delivery delays, Solectron will notify Customer as to the cause and extent of such delay.



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6.4    If Solectron fails to make deliveries at the specified time and such failure is caused by Solectron, Solectron will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

6.5 Should Customer require Solectron to undertake export activity on behalf of Customer, Customer agrees to submit requested export information to Solectron pursuant to Solectron Guidelines for Customer-Driven Export Shipments as provided in the addenda. If this activity affects the original agreed-upon price for the Products, it will be necessary to review the pricing, and such pricing may be changed upon the mutual consent of both Parties.

6.6 In the event Customer shall require decreased quantities of the Products from those originally scheduled for delivery at a specific date, Solectron and Customer, each acting reasonably and in good faith, shall agree upon a rescheduled delivery date for the decreased quantities of the Products within forth-five (45) days of the original delivery date.

6.7 For any Purchase Order issued in accordance to this Agreement, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the table below:

       Maximum Allowable Variance From Purchase Order Quantities/Shipment Dates

               # of days before             Allowable     Maximum       Maximum
               Shipment Date                Quantity      Reschedule    Reschedule
               on Purchase Order            Increases     Quantity      Period
               -----------------            ---------     --------      ------
               0-30                         10%           0               0
               30-60                        50%           75%             45 days
               61 +                         100%          100%            unlimited

       However, should Customer require additional flexibility with regard to rescheduling of Product delivery or Product quantity increases, Customer and Solectron shall use their best efforts to agree upon a revised delivery schedule or increased purchase quantity acceptable to both Parties. Any pricing surcharge for such additional flexibility shall in no case exceed 2% of the aggregate purchase price of the rescheduled or increased quantity of Products, notwithstanding any additional costs relating to storage, processing or handling.


6.8 If the Customer changes the delivery dates of the Products by a period exceeding ninety (90) days in the aggregate, and if such change results in additional expenses to Solectron to store such Products, such additional reasonable expenses shall be borne by Customer. However, any such expenses shall not exceed two



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       percent (2%) per month of the aggregate purchase price of any such
       Products so stored.



7.0    PAYMENT TERMS

7.1 Solectron and Customer agree to payment terms of Net 30 days from the date of invoice.

7.2 Currency will be in U.S. Dollars unless specifically negotiated and reflected in the addenda.

7.3 Until the purchase price and all other charges payable to Solectron have been received in full, Solectron retains and Customer grants to Solectron a security interest in the Products delivered to Customer and any proceeds therefrom.


8.0    QUALITY

8.1 Solectron shall manufacture the Products in accordance with any quality requirements, standards and expectations as mutually agreed to and reflected in the addenda or any amendment hereto.

8.2 Customer has the right at all reasonable times, upon reasonable advance written notice, to visit Solectron's facilities to inspect the work being performed on the Products pursuant hereto, provided such inspection shall not unduly affect Solectron's operations and provided Customer and its representatives shall be on Solectron's facilities at Customer's sole risk. Inspection of the work by Customer shall not relieve Solectron of any of its obligations under the Agreement or any Purchase Orders. Solectron shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Solectron reserves the right to limit Customer's access to its facilities or any specified area to protect confidential information of Solectron or its other customers or third parties.

8.3 Customer and Solectron working jointly will implement a joint quality improvement program to improve quality and to reduce costs for Products.

8.4 Solectron shall manufacture the Customer's Products in accordance to an industry workmanship standard, agreed to by both Parties. Unless otherwise specified by the Customer, Solectron will manufacture the Customer's Products as per ANSI/IPC-A-610 Revision B "Acceptability Of Electronic Assemblies", Class 2 "Dedicated Service Electronic Products".

8.5 If Products manufactured by Solectron are tested using equipment and fixtures supplied by the Customer, Solectron will be responsible to ensure that the equipment and fixtures have been calibrated and maintained at a regular interval



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       as recommended by the manufacturer, and that the equipment and fixtures are in proper operating condition. Calibration of equipment is to be performed by qualified, licensed individuals and with equipment traceable to National Standards. Any charges relating to calibration shall be borne by Customer.

8.6 Solectron is responsible for assuring that the Products are delivered to Customer only after the Products successfully complete the specified inspection and test processes. If the Products are being tested using equipment, fixtures, and/or software provided by the Customer, Solectron is not responsible for product functionality beyond that assured by the Customer provided test processes. Product testing is to be performed in accordance to product specifications and test procedures, which will be mutually agreed upon by Solectron and Customer.

8.7 Solectron is responsible to provide the following reports for each shipment of Products:

       (a) Defects per Million ("DPM") or Parts per Million ("PPM") for in-circuit test when performed;

       (b) DPM or PPM for each functional test performed;

       (c) Statistical control charts for each of the key processes as identified by Customer from time to time, as agreed to by Solectron, such agreement not to be unreasonably withheld, and

       (d) Details concerning all test failures and their root causes.

8.8 Solectron shall maintain a data acquisition system for all test data collected and will provide such data to Customer upon Customer's reasonable request. Solectron shall also provide data and information reasonably requested by Customer regarding material procurement activities, works-in-progress, process yields, and the like.



9.0    ENGINEERING CHANGES

9.1 Customer may require, by written demand, that Solectron incorporate engineering changes into the Products. Such demand shall include a description of the proposed engineering change sufficient to permit Solectron to evaluate its feasibility and cost. Solectron's evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Products. However, Solectron will not be obligated to proceed with the engineering change until the Parties have agreed upon the changes to the Product Specifications, delivery schedule and Product pricing and upon the implementation costs to be borne by the Customer including, without limitation, the cost of inventory and special inventory on-hand and on-order that becomes



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       obsolete. Both Parties shall use their best efforts to resolve any such outstanding issues.

9.2 Solectron agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.



10.0   INVENTORY MANAGEMENT

10.1 Solectron agrees to purchase components according to the Customer approved vendor list (AVL) including any sourcing plans as provided by the addenda.

10.2 All customer tooling/equipment furnished to Solectron or paid for by Customer in connection with this Agreement shall:

       a)     Be clearly marked and remain the personal property of Customer.
       b)     Be kept free of liens and encumbrances.
       c) Unless otherwise agreed, Customer is responsible for the general maintenance of Customer tooling/equipment.

       Solectron shall hold Customer property at its own risk and shall not modify the property without the written permission of Customer. Upon Customer's request, Solectron shall redeliver the property to Customer in the same condition as originally received by Solectron with the exception of reasonable wear and tear. In the event the property is lost, damaged or destroyed, Solectron's liability for the property is limited to the book value of the property.


11.0   CONFIDENTIAL INFORMATION

11.1 Solectron and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information.

11.2 Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Solectron and Customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Solectron and Customer. Such Confidential Information shall be utilized only for purposes of carrying out the terms and conditions of this Agreement, and shall be used for no other purpose. Specifically, and without limitation, Solectron agrees not to used any Confidential Information of Customer in the manufacturer



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       of products for any other customer of Solectron, without the prior express written consent of Customer.


12.0   WARRANTY

12.1 Solectron warrants for a period of one (1) year from the date of manufacture of the Products, that (i) the Products will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer; (ii) such Products will be of good material (supplied by Solectron) and workmanship and free from defects for which Solectron is responsible in the manufacture; (iii) such Products will be free and clear of all liens and encumbrances and that Solectron will convey good and marketable title to such Products. Warranties on any components purchased from third-party vendors ("Vendor Components") are limited to the warranties provided by the component manufacturers or Vendors. Solectron will use reasonable commercial efforts to make all warranties of its component suppliers assignable to Customer. Solectron shall pass on any unexpired assignable warranties for any such Vendor Components to Customer until the expiration of such warranties or up to a maximum of one year from the date of manufacture of the Products by Solectron, whichever period is lesser. In the event that any Products manufactured shall not be in conformity with the foregoing warranties, Solectron shall, at Solectron's option, either credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Products), or, at Solectron's expense, replace, repair or correct such Products. The foregoing constitutes Customer's sole remedies against Solectron for breach of warranty claims.

12.2 Solectron shall have no responsibility or obligation to Customer under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration, neglect or unauthorized repair.

       THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND SOLECTRON EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.



13.0   TERMINATION

13.1 If either Party fails to meet one or more of the material terms and conditions stated in either this Agreement or the addenda, Solectron and Customer agree to negotiate in good faith to resolve such default. If the defaulting Party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the nondefaulting Party shall have the



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       right to terminate this Agreement by furnishing the defaulting Party with thirty (30) days written notice of termination.

13.2 This Agreement shall immediately terminate should either Party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

13.3 Either Solectron or Customer may terminate this Agreement without cause by giving one hundred eighty (180) days advance written notice to the other Party.

13.4 Upon termination, Customer shall have the right to receive all related stock, work-in-progress, and finished Products.


14.0   DISPUTE RESOLUTION

14.1 In the spirit of continued cooperation, the Parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

14.2 It is the intent of the Parties that any dispute be resolved informally and promptly through good faith negotiation between Solectron and Customer. Either Party may initiate negotiation proceedings by written notice to the other Party setting forth the particulars of the dispute. The Parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Solectron and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

14.3 Should any disputes remain existent between the Parties after completion of the two-step resolution process set forth above, then the Parties shall promptly submit any dispute to mediation with an independent mediator. In the event mediation is not successful in resolving the dispute, the Parties agree to submit the dispute to binding arbitration as provided by their respective jurisdiction.


15.0   LIMITATION OF LIABILITY

       IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.


16.0   INDEMNITY



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16.1   Solectron will, at its expense, defend, indemnify and hold harmless
       Customer and its officers, employees and agents from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys fees) arising out of any action brought against Customer or any of its customers based on (i) a claim that Solectron's manufacturing process for the Products infringes the intellectual property rights of any third party, (ii) a claim that Products manufactured by Solectron that fail to conform to Customer's specifications, whether due to defects or engineering changes by Solectron, infringe the intellectual property rights of any third party, to the extent that such claim would have been obviated if such products were manufactured according to Customer's specifications, (iii) any negligence or willful misconduct in the manufacture of Products (except to the extent such damages result from a defect in the specification submitted and/or instructed by Customer) by Solectron, its employees, agents and subcontractors, including but not limited to any such act or omission that contributes to: (a) bodily injury, sickness, disease or death; (b) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (c) any violation of any statute, ordinance or regulation.

16.2 Customer will, at its expense, defend, indemnify and hold harmless Solectron and its officers, employees and agents from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys fees) arising out of any action brought against Solectron based on a claim that the Products manufactured in compliance with Customer's specifications infringe the intellectual property rights of a third party.

16.3 The indemnification obligations specified above arise only if the indemnified Party: (i) gives the indemnifying Party prompt notice of any such claims; (ii) permits the indemnifying Party to direct the defense and the settlement of such claims.



17.0   GENERAL

17.1 Each Party to this Agreement will maintain insurance to protect itself from claims (i) by the Party's employees, agents and subcontractors under Worker's Compensation and Disability Acts, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or willful misconduct of the Party or the Party's employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission, or willful misconduct of the Party or the Party's employees, agents or subcontractors.

17.2 Neither Party shall delegate, assign or transfer its rights or obligations under this



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       Agreement, whether in whole or part, without the written consent of the other Party. A Change of Control, meaning a direct or indirect change in the ownership or control of the shares of either Party, whether by merger, sale, acquisition or otherwise, shall not be considered an assignment of this Agreement. Failure by either Party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term and condition. The rights and liabilities of the Parties hereto will bind and inure to the benefit of their respective successors.

17.3 Neither Party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed Party provided that the delayed Party: (i) gives the other Party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

17.4 This Agreement shall be governed by, and construed in accordance with the laws of the State of California, excluding its conflict of laws provisions. In any action to enforce this Agreement, the prevailing Party shall be awarded all court costs and reasonable attorney fees incurred.

17.5 Solectron agrees to promptly inform Customer if it becomes aware of any material threat to the uninterrupted production and delivery of the Products that may develop from time to time from any cause whatsoever, regardless of whether the cause is attributable to events internal or external to Solectron.

17.6 During the Term of this Agreement and in perpetuity thereafter, Solectron shall not have the right, without the prior written consent of Customer, to manufacture, anywhere in the world, products based on Customer designs and/or other Customer intellectual property, other than the manufacture of products pursuant to this Agreement or based on Customer designs and/or other Customer intellectual property in respect of which title to or the right to use has been legally acquired by Solectron or by a third party which engages Solectron for the purposes of manufacturing such products.


17.7 Any required notices hereunder will be given in writing to the addresses set forth below, or at such other address as either Party may substitute by written notice to the other in the manner contemplated herein, and will be deemed to be received when hand-delivered or delivered by facsimile:

       If to Solectron:



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

Standard Manufacturing Agreement
Solectron Confidential

        Facsimile: 408 945-7181     Attention: Monojit Raha


        If to Customer:

        Novatel Wireless, Inc.
        Suite 110, 9360 Towne Center Drive
        San Diego, CA
        U.S.A. 92121

        Facsimile: ____________     Attention:  Vice President, Manufacturing





Agreed:

Solectron Corporation                              Novatel Wireless Inc.

By: /s/ ALEJANDRO GOMEZ                     By: /s/ JOHN WEITZNER
   -------------------------                   ---------------------------------

Name: Alejandro Gomez                       Name: John Weitzner
     -----------------------                     -------------------------------

Title: GM                                   Title:
      ----------------------                      ------------------------------

Date: 8/08/2000                             Date: August 4, 2000
      ----------------------                      ------------------------------



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